                                                   [FILED PURSUANT TO RULE 433]
TERM SHEET

RALI SERIES 2006-QS4 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-QS4

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

CITIGROUP GLOBAL MARKETS, INC.
Lead Underwriter

THE DEPOSITOR HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE SECURITIES AND EXCHANGE
COMMISSION,  OR SEC, FOR THE OFFERING TO WHICH THIS  COMMUNICATION  RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE
BASE  PROSPECTUS IN THAT  REGISTRATION  STATEMENT AND OTHER  DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE
COMPLETE  INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE BY VISITING
EDGAR  ON  THE  SEC  WEB  SITE  AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY  UNDERWRITER  OR  ANY  DEALER
PARTICIPATING  IN THE  OFFERING  WILL  ARRANGE  TO SEND YOU THE BASE  PROSPECTUS  AT NO CHARGE IF YOU  REQUEST IT BY
CALLING TOLL-FREE [ ].

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED TO BE INCLUDED IN THE
PROSPECTUS  AND THE  PROSPECTUS  SUPPLEMENT  FOR THE OFFERED  CERTIFICATES.  THE  INFORMATION  IN THIS TERM SHEET IS
PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM  SHEET,  IF CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO  PURCHASE  ANY OF THE
OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION CONTAINED IN ANY PRIOR SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT
AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

This term sheet and the related term sheet  supplement is not an offer to sell or a solicitation  of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

APRIL 3, 2006

  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES, THE
           TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide  information  to you about the offered  certificates  in three or more  separate  documents  that provide progressively more detail:

         -        the related base  prospectus,  dated March 3, 2006, which provides  general  information,  some of which may not apply to the offered certificates;

         -        the term sheet  supplement,  dated April 3, 2006, which provides general  information about series of certificates issued pursuant to the depositor's QS program,  some of which may not apply to the offered certificates; and

         -        this term  sheet,  which  describes  terms  applicable  to the  classes  of  offered  certificates described  herein and provides a  description  of certain  collateral  stipulations  regarding the mortgage loans and the parties to the transaction,  and provides other information  related to the offered certificates.

This term sheet provides a very general  overview of certain terms of the offered  certificates and does not contain all of the  information  that you should  consider in making your  investment  decision.  To  understand  all of the terms of a class of the offered  certificates,  you should read carefully this document,  the term sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC web site at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-131213.

If the  description  of the offered  certificates  in this term sheet  differs  from the  description  of the senior certificates  in the related base  prospectus or the term sheet  supplement,  you should rely on the  description in this term sheet.  Capitalized  terms used but not defined  herein  shall have the  meaning  ascribed  thereto in the term sheet supplement and the related base prospectus.

THE  INFORMATION IN THIS TERM SHEET,  IF CONVEYED PRIOR TO THE TIME OF YOUR  CONTRACTUAL  COMMITMENT TO PURCHASE ANY
OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION  CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING TO SUCH
CERTIFICATES.  THE  INFORMATION  IN THIS TERM SHEET IS  PRELIMINARY,  AND IS SUBJECT TO COMPLETION  OR CHANGE.  THIS
TERM SHEET IS BEING DELIVERED TO YOU SOLELY TO PROVIDE YOU WITH  INFORMATION  ABOUT THE OFFERING OF THE CERTIFICATES
REFERRED TO IN THIS TERM SHEET AND TO SOLICIT AN OFFER TO PURCHASE THE  CERTIFICATES,  WHEN,  AS AND IF ISSUED.  ANY
SUCH OFFER TO PURCHASE MADE BY YOU WILL NOT BE ACCEPTED AND WILL NOT  CONSTITUTE A CONTRACTUAL  COMMITMENT BY YOU TO
PURCHASE ANY OF THE CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE ISSUING ENTITY IS NOT
OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY  AND THE  UNDERWRITER'S  OBLIGATION  TO DELIVER SUCH
CERTIFICATES  IS SUBJECT TO THE TERMS AND CONDITIONS OF THE  UNDERWRITING  AGREEMENT WITH THE ISSUING ENTITY AND THE
AVAILABILITY OF SUCH  CERTIFICATES  WHEN, AS AND IF ISSUED BY THE ISSUING ENTITY.  YOU ARE ADVISED THAT THE TERMS OF
THE OFFERED  CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE MORTGAGE LOAN POOL BACKING THEM, MAY CHANGE (DUE, AMONG
OTHER THINGS,  TO THE POSSIBILITY  THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY BECOME  DELINQUENT OR DEFAULTED OR
MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT  MORTGAGE  LOANS MAY BE ADDED TO THE POOL,  AND THAT ONE OR
MORE CLASSES OF CERTIFICATES  MAY BE SPLIT,  COMBINED OR ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY
OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY  NOT BE  ISSUED  THAT  HAVE  THE  CHARACTERISTICS
DESCRIBED IN THESE MATERIALS.  THE  UNDERWRITER'S  OBLIGATION TO SELL SUCH CERTIFICATES TO YOU IS CONDITIONED ON THE
MORTGAGE LOANS AND  CERTIFICATES  HAVING THE  CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF FOR ANY REASON THE
ISSUING ENTITY DOES NOT DELIVER SUCH  CERTIFICATES,  THE UNDERWRITER WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY
NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE  CERTIFICATES  WHICH YOU
HAVE  COMMITTED  TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR
DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE  CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,  APPROVED OR VERIFIED
ANY STATISTICAL OR NUMERICAL  INFORMATION  PRESENTED HEREIN,  ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN
LEVEL DATA PROVIDED BY THE ISSUING ENTITY OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates  are not suitable  investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless  you  understand  the  prepayment,  credit,  liquidity  and market  risks associated with that class. The offered  certificates are complex  securities.  You should possess,  either alone or together with an investment  advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet,  the term sheet  supplement and the related base  prospectus for the offered  certificates  in the context of your  financial  situation and tolerance for risk. You should  carefully  consider,  among other things,  all of the applicable  risk  factors in  connection  with the purchase of any class of the offered  certificates  listed in the section entitled "Risk Factors" in the term sheet supplement.

COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS

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STIPULATED MORTGAGE POOL CHARACTERISTICS
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MORTGAGE LOAN TYPE:                                                                  30-Year Conventional Fixed Rate
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AGGREGATE STATED PRINCIPAL BALANCE, EXCLUDING PO BOND, (+/- 10%):                              $745,000,000
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GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                                                         7.10%
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WEIGHTED AVERAGE PASS-THRU RATE:                                                                  6.00%
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WEIGHTED AVERAGE MATURITY (+/- 2 MONTH):                                                        357 months
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WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):                                                      76%
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AVERAGE MORTGAGE LOAN BALANCE MAXIMUM:                                                           $250,000
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CONFORMING BALANCE MINIMUM:                                                                        50%
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WEIGHTED AVERAGE FICO (+/- 5):                                                                     715
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CALIFORNIA CONCENTRATION MAXIMUM:                                                                  45%
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SINGLE FAMILY DETACHED MAXIMUM:                                                                    85%
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CONDO/COOP (+/- 10):                                                                                8%
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2ND/VACATION HOME (+/- 10):                                                                         7%
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INVESTOR PROPERTY (+/- 10):                                                                        20%
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LIMITED DOCUMENTATION (+/- 10):                                                                    70%
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FULL/ALT DOCUMENTATION (+/- 10):                                                                   30%
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RATE/TERM REFINANCE (+/- 15):                                                                      15%
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CASH OUT REFINANCE (+/- 15):                                                                       25%
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PREPAYMENT PENALTIES MAXIMUM:                                                                      15%
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INTEREST ONLY MORTGAGE LOANS MAXIMUM:                                                              40%
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The percentages  set forth in the tables above,  other than any weighted  averages,  are percentages of the aggregate principal  balance of the actual  mortgage  loans to be included in the mortgage  pool on the Closing Date, as of the
Cut-off Date,  after deducting  payments of principal due during the month of the Cut-off Date. Any weighted  average is weighted  based on the principal  balance of the actual  mortgage loans to be included in the mortgage pool on the
Closing  Date,  as of the Cut-off  Date,  after  deducting  payments of principal due during the month of the Cut-off
Date.

A percentage expressed in parenthesis for a category in the tables above reflects the percentage by which the number set forth for such category may vary in the actual mortgage loans included in the mortgage pool on the
Closing Date.  For example the Aggregate Stated Principal Balance, excluding the PO Bond of the mortgage loans included in the mortgage pool on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 10%.

A number  expressed  in  parenthesis  for a category in the tables  above  reflects the amount by which the number or percentage  set forth for such category may vary in the actual  mortgage  loans  included in the mortgage pool on the
Closing Date.  For example,  the Full/Alt  Documentation  percentage for the mortgage pool could vary from 20% to 40%
of the aggregate stated  principal  balance of the actual mortgage loans included in the mortgage pool on the Closing
Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                        Citigroup  Global  Markets,  Inc. will purchase the Class A Certificates  (other than the  Class A-V and Class  A-P  Certificates)  and the Class R  Certificates
                                    (other than a de minimis  portion  thereof) on the closing date,  subject to the satisfaction of the conditions set forth in the underwriting agreement.

CUT-OFF DATE:                       April 1, 2006.

CLOSING DATE:                       On or about April 27, 2006.

DISTRIBUTION DATE:                  25th of each month,  or the next business day if such day is not a business day, commencing May 25, 2006.

ASSUMED FINAL
DISTRIBUTION DATES:                 The distribution  date in May 2036. The actual final  distribution date could be substantially earlier.

FORM OF CERTIFICATES:               Book-entry: Class A, Class A-P and Class A-V Certificates.
                                    Physical:  Class R Certificates.

MINIMUM DENOMINATIONS:              Class A Certificates,  other than any class of Interest Only  Certificates,  and
                                    Class A-P  Certificates,  in  minimum  denominations  representing  an  original principal  amount of $100,000  and integral  multiples of $1 in excess  thereof.
                                    Class  A-V and  any  other  class  of  Interest  Only  Certificates:  $2,000,000 notional amount.  Class R Certificates: 20% percentage interests.

SENIOR CERTIFICATES:                Class A, Class A-P, Class A-V and Class R Certificates.

SUBORDINATE CERTIFICATES:           Class M Certificates  and Class B  Certificates.  The  Subordinate  Certificates
                                    will provide credit enhancement to the Senior Certificates.

ERISA:                              Subject to the considerations contained in the term sheet supplement,  the Class
                                    A  Certificates  may be eligible  for  purchase by persons  investing  assets of employee benefit plans or individual  retirement  accounts assets.  Sales of the
                                    Class R  Certificates  to such  plans or  retirement  accounts  are  prohibited, except as permitted in "ERISA Considerations" in the term sheet supplement.

                                    See "ERISA  Considerations" in the term sheet supplement and in the related base prospectus.

SMMEA:                                      When  issued  the  offered  certificates  rated in at least  the  second highest rating category by one of the rating agencies will be "mortgage  related securities"  for purposes of the Secondary  Mortgage  Market  Enhancement Act of
                                    1984, or SMMEA, and the remaining  classes of certificates will not be "mortgage related securities" for purposes of SMMEA.

                                    See "Legal  Investment"  in the term  sheet  supplement  and  "Legal  Investment
                                    Matters" in the related base prospectus.

TAX STATUS:                         For federal  income tax purposes,  the depositor will elect to treat the portion of the  trust  consisting  of the  related  mortgage  loans  and  certain  other segregated assets as one or more real estate mortgage investment  conduits.  The offered  certificates,  other  than the  Class R  Certificates,  will  represent ownership of regular interests in a real estate mortgage  investment conduit and generally will be treated as  representing  ownership of debt for federal income tax  purposes.  You will be  required  to  include in income  all  interest  and original issue  discount,  if any, on such  certificates  in accordance with the accrual  method of accounting  regardless  of your usual methods of  accounting.
                                    For federal income tax purposes,  the Class R  Certificates  for any series will represent residual interests in a real estate mortgage investment conduit.

                                    For  further  information  regarding  the  federal  income tax  consequences  of
                                    investing  in  the  offered   certificates,   including  important   information
                                    regarding the tax treatment of the Class R Certificates,  see "Material  Federal
                                    Income Tax  Consequences"  in the term sheet  supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Credit  enhancement for the Senior  Certificates  will be provided by the  subordination  of the Class M and Class B
Certificates,  as and to the extent  described in the term sheet  supplement.  Most realized  losses on the mortgage loans will be allocated  to the Class B  Certificates,  beginning  with the class of Class B  Certificates  with the lowest payment  priority,  and then the Class M Certificates,  beginning with the class of Class M Certificates with the lowest payment  priority,  in each case until the  certificate  principal  balance of that class of certificates has been reduced to zero. When losses are allocated to a class of certificates,  the certificate  principal  balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate certificate  principal balance of the Subordinate  Certificates has been reduced to zero, losses on the mortgage  loans will be allocated  among the related Senior  Certificates  in accordance  with their  respective remaining  certificate  principal balances or accrued interest,  subject to the special rules described in any final term sheet for a class of certificates.

Not all losses will be allocated in the priority  described  above.  Losses due to natural  disasters such as floods and  earthquakes,  fraud in the  origination  of a mortgage  loan,  or some losses  related to the  bankruptcy  of a mortgagor  related to the mortgage loans in a loan group will be allocated as described in the preceding  paragraphs only up to  specified  amounts.  Losses of these  types on mortgage  loans in excess  of the  specified  amounts and losses  due to other  extraordinary  events  will be  allocated  proportionately  among all  outstanding  classes of certificates  related to that loan group except as stated in the term sheet supplement.  Therefore,  the Subordinate
Certificates do not act as credit enhancement for the Senior Certificates for these losses.

See "Description of the Certificates--Allocation of Losses; Subordination" in the term sheet supplement.

ADVANCES

For any month,  if the Master  Servicer does not receive the full  scheduled  payment on a mortgage loan, the Master
Servicer  will advance  funds to cover the amount of the scheduled  payment that was not made.  However,  the Master
Servicer will advance  funds only if it  determines  that the advance will be  recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date on which the  aggregate  outstanding  principal  balance of the mortgage  loans as of the related  determination  date is less than 10% of their aggregate  stated  principal  balance as of the cut-off date, the master servicer may, but will not be required to:

         o        purchase from the trust all of the remaining  mortgage loans,  causing an early  retirement of the certificates; or

         o        purchase all of the certificates.

Under  either  type of  optional  purchase,  holders of the  outstanding  certificates  are  entitled to receive the outstanding  certificate  principal balance of the certificates in full with accrued interest,  as and to the extent described in the term sheet supplement.  However,  any optional purchase of the remaining  mortgage loans may result in a shortfall to the holders of the most subordinate classes of certificates  outstanding,  if the trust then holds properties  acquired from  foreclosing  upon defaulted  loans.  In either case,  there will be no  reimbursement  of losses or interest shortfalls allocated to the certificates.

See  "Pooling and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The Pooling and  Servicing
Agreement--Termination; Retirement of Certificates" in the related base prospectus.